CERTIFICATE OF DESIGNATION
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                                       OF
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                            SERIES B PREFERRED STOCK
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                                       OF
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                             GIFT LIQUIDATORS, INC.
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                      Pursuant to Section 18-1032(G)(1) of
                      the Oklahoma General Corporation Act

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         I, the undersigned, David Mladen, being the President and Secretary of
Gift Liquidators, Inc. (the "Corporation"), hereby certifies, pursuant to
Section 18-1032(G)(1) of the Oklahoma General Corporation Act that:

         FIRST:   The name of the Corporation is Gift Liquidators, Inc.

         SECOND: The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State on August 18, 1968, and was amended on each of January 4, 1990, December 17, 1990, and December 20, 2002.

         THIRD: Pursuant to authority thereby vested in the Board of Directors by Article FIFTH of the Corporation's Certificate of Incorporation, the Board of Directors adopted the following resolutions on March 10, 2006, establishing a series of twenty thousand (20,000) shares of Preferred Stock of the Corporation, $0.01 par value per share:

                  RESOLVED, that pursuant to Section 18-1032(G)(1) of the Oklahoma General Corporation Act, and Article FIFTH of the Corporation's Certificate of Incorporation, there is hereby established a series of the Corporation's Preferred Stock having the following designation, rights, preferences, powers, restrictions and limitations:

         Section 1. Designation and Amount. The shares of such series, having a par value of $0.01 per share, shall be designated as "Series B Preferred Stock" (the "Series B Preferred Stock"), and the number of shares constituting such series shall be twenty thousand (20,000). The relative rights, preferences and limitations of the Series B Preferred Stock shall be in all respects identical, share for share, to the Common Stock of the Corporation, except as otherwise provided herein.


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         Section 2. Voting Rights. The holder of each share of Series B
Preferred Stock shall be entitled to cast one hundred (100) votes per share of Series B Preferred Stock held on the record date for the vote or written consent of stockholders. The holder of each share of Series B Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Corporation's Common Stock upon all matters submitted to a vote of the holders of Common Stock. Additionally, the holders of Series B Preferred Stock shall be entitled to notice of any meeting in accordance with the bylaws of the Corporation and shall be entitled to vote as a class on any matters affecting the holders of Series B Preferred Stock as a class.

         Section 3. Dividends. The holders of Series B Preferred Stock shall not be entitled to receive dividends when and as declared, out of the net profits of the Corporation.

         Section 4. Reacquired Shares. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be returned to the status of undesignated shares of the Corporation's Preferred Stock.

         Section 5. Liquidation, Dissolution or Winding Up. The holders of Series B Preferred Stock shall not be entitled to a liquidation preference in the event of any liquidation, dissolution or winding up of the Corporation. Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

         Section 6. Conversion. The holders of Series B Preferred Stock shall not be entitled to convert their shares of Series B Preferred Stock into shares of Common Stock of the Corporation.

         Section 7. Redemption. The shares of Series B Preferred Stock shall not be redeemable by the Corporation.

         Section 8. Ranking. The Series B Preferred Stock shall rank junior to all other series of Preferred Stock of the Corporation as to the distributions of assets, unless the terms of any such series shall provide otherwise.

         Section 9. Restrictions and Limitations. So long as any shares of Series B Preferred Stock remain issued and outstanding, the Corporation shall not without the consent of the holders of a majority of the shares of Series B Preferred Stock then outstanding:

                  (a) Amend, alter or repeal any provision of the Certificate of Incorporation (including this Certificate of Designation), or the bylaws of the Corporation;

                  (b) Authorize, or increase the authorized amount of, any additional class or series of stock; or

                  (c) Effect any reclassification of the Series B Preferred
                  Stock.


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         Section 10. Adjustments for Certain Events.

                  (a) Adjustment for Stock Splits and Combinations. If the Corporation shall, at any time, or from time to time after the initial issuance of the Series B Preferred Stock (the "Original Issue Date"), effect a subdivision of the outstanding Common Stock, the number of votes the holders of Series B Preferred Stock are entitled to, pursuant to Section 2 hereof, shall be proportionately increased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the number of votes the holders of Series B Preferred Stock are entitled to, pursuant to Section 2 hereof, shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (b) Adjustment for Merger or Reorganization, etc. Prior to the consummation of a consolidation or merger or a sale of substantially all of the property of the Corporation, each corporation, including this Corporation, which may be required to deliver any stock, securities cash or other property to the holders of shares of the Series B Preferred Stock shall assume, by written instrument delivered to each transfer agent of the Series B Preferred Stock, the obligation to deliver to such holder such shares of stock, securities, cash or other property to which such holder may be entitled and each such corporation shall have furnished to each such transfer agent or person acting in a similar capacity, including the Corporation, an opinion of counsel for such corporation, stating that such assumption agreement is legal, valid and binding upon such corporation.

                  (c) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 10 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against impairment.

                  (d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 10, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth: (1) such adjustments and readjustments, and (2) the number of votes such holder is then entitled to.

         Section 11. Notices of Corporate Action. In the event of:


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                  (a) any capital reorganization, reclassification or
recapitalization of the Corporation (other than a subdivision or combination of the outstanding shares of its common stock), any consolidation or merger involving the Corporation and any other person (other than a consolidation or merger with a wholly-owned subsidiary of the Corporation, provided that the Corporation is the surviving or the continuing corporation and no change occurs in the common stock), or any transfer of all or substantially all the assets of the Corporation to any other person; or

                  (b) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

                  then, and in each such case, the Corporation shall cause to be mailed to each transfer agent for the shares of the Series B Preferred Stock and to the holders of record of the outstanding shares of the Series B Preferred Stock, at least 20 days (or 10 days in case of any event specified in clause (a) above) prior to the applicable record or effective date thereinafter specified, a notice stating (i) the date or expected date to which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock and Preferred Stock shall be entitled to exchange their shares of Common Stock and/or Preferred Stock for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up. The failure to give any notice required by this Section 11, or any defect therein, shall not affect the legality or validity of any such action requiring such notice.

         Section 12. Amendment. This Certificate of Designation constitutes an agreement between the Corporation and the holders of the Series B Preferred Stock. It may be amended by vote of both the Board of Directors of the Corporation and the holders of a majority of the outstanding shares of Series B Preferred Stock.


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         IN WITNESS WHEREOF, the undersigned, being the President and Secretary of the Corporation, does hereby execute this Certificate of Designation, here declaring that this is his free act and deed and that the facts stated herein are true and accordingly have hereunto set their hands as of this 10th day of March, 2006.

                                    GIFT LIQUIDATORS, INC.


                                    By: /s/ David Mladen
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                                       David Mladen
                                       President and Secretary



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